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                                                                   Exhibit 10.24

                                                                February 8, 2007

Mr. Richard D. Stromback
CEO and President
Ecology Coating, Inc.
1238 Brittain Road
Akron, Ohio  44310

Dear Mr. Stromback,

This will confirm that, as of January 16, 2007, Kissinger McLarty Associates ("KMA") and Ecology Coatings ("EC") have agreed to modify their Consulting Agreement dated as of July 15, 2006 ("Agreement"), in the following regards:

     In para, 4, the term of the current Agreement shall be extended through July 14, 2007.

All other terms and conditions of the Agreement shall remain unchanged.

If you agree to these terms, please execute both copies of this agreement and return one to our offices, keeping one for your files. Thank you for the continued confidence.

                                              Sincerely,

                                              /s/ Nelson Cunningham
                                              ---------------------------------
                                              Nelson Cunningham
                                              Managing Partner

AGREED AND ACCEPTED:
Ecology Coating, Inc.
d/b/a Ecology Coatings

By: /s/ Richard D. Stromback
    ---------------------------------
Richard D. Stromback
CEO and President

cc: Rich Klein

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                                  July 15, 2006

Mr. Richard D. Stromback
CEO and President
Ecology Coating, Inc.
1238 Brittain Road
Akron, Ohio  44310

Dear Rich:

The purpose of this letter agreement ("Agreement") is to follow up on our meetings and telephone calls over the past months and detail the terms of the Kissinger McLarty Associates ("KMA") engagement to support Ecology Coating, Inc. d/b/a Ecology Coatings ("EC"). This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the parties (or any of their affiliates) with respect to such subject matter.

1. RETENTION AND SERVICES. Effective July 15, 2006, EC retains KMA to advise, assist, and support EC regarding its business operations and potential international market entries, specifically to coordinate EC contacts, meetings, and relationships with potential joint venturers, technology licensees, regulatory authorities, trade associations and government officials. The understanding and intent is that during the period of the engagement KMA, in coordination with EC, will support and advocate for EC, and KMA's services would be advisory in nature, including government relations, strategic planning, political, commercial and economic assessments and analyses relevant to EC's interests in operating internationally and in positioning EC favorably with public and private sector leadership in targeted markets and industry sectors. Any use by KMA of EC's trade name, trademark, or any trade names or trademarks associated with the EC products or services, must be previously approved in writing by KMA.

2. COMPENSATION FOR SERVICES. As compensation for KMA's services, EC agrees to pay KMA: (i) a retainer of $15,000, payable monthly in advance on the 15th day of each month during the term of the Agreement; (ii) an additional retainer of $15,000 payable in restricted shares of Common Stock of EC, issued and transferred monthly in advance on the 15th day of each month during the term of this Agreement; (iii) reimbursement of pre-approved travel expenses, including Business or First Class accommodations for international travel when necessary; and (iv) a Success Fee as detailed in Attachment A. The Common Stock issued under (ii) above will be valued at the price at which EC sells its Common Stock in its first private placement of Common Stock made after the date of this Agreement until EC's Common Stock becomes traded in a public market. After the Company's Common Stock is traded in a public market for at least one month, the price of the Common Stock will be valued at the average of the closing bid prices of the Common Stock for the last five (5) trading days of the month in which EC makes the payment. EC will deliver the Common Stock to be issued while it is a privately held company after completion of its private placement and the value of the Common Stock has been determined. For these purposes such first private placement will be deemed to be

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an offering by EC of its Common Stock or securities convertible into its Common
Stock for cash to third parties who are not affiliated with EC in an offering that is exempt from the registration requirements of the Securities Act of 1933, as amended.

3. TERM. The initial term of the Agreement is six (6) months, and may be extended at six-month intervals upon written notice thereafter as the parties desire. Notwithstanding the foregoing, EC shall have the right to terminate this Agreement upon thirty (30) days' written notice. KMA shall be entitled to receipt of the applicable Success Fee if the events triggering the Success Fee occur within one (1) year of the termination of this Agreement, if in EC's reasonable judgment, KMA played a material role in achieving EC's desired success.

4. INDEMNIFICATION. Each party agrees to indemnify, defend and hold harmless the other party, its employees and affiliates against any losses, claims, damages, liabilities and expenses (including without limitation attorneys' fees) arising from the gross negligence or willful misconduct or, or failure to abide by laws and regulations by, the indemnifying party. These protections shall survive any termination of this Agreement. Neither party may compromise or settle any claim or suit in any manner that admits fault or negligence on the part of the other party, or that otherwise materially affects the other party's rights, without the prior written permission of the other party.

5. INDEPENDENT CONTRACTOR. The relationship created under this Agreement is that of KMA acting as an independent contractor. KMA and EC are not and will not represent themselves as being partners or joint venturers with each other. KMA has no authority to, and shall not, bind EC to any agreement or obligation with any third party. KMA will not provide any services under this Agreement nor will EC be liable to pay for services if such services would: (i) require KMA to register as a foreign agent or be deemed a foreign agent or lobbyist for EC under the laws of the United States or (ii) otherwise violate any applicable law, including the Foreign Corrupt Practices Act.

6. CONFIDENTIAL INFORMATION. EC and KMA will maintain the confidentiality of all "Confidential Information" provided to each other hereunder and use such Confidential Information solely to the extent required to perform under this Agreement. Neither of the parties shall divulge, communicate, use to the detriment of the other party or for the benefit of any other person or persons, or misuse in any way, any "Confidential Information" pertaining to the other party or its affiliates. Any Confidential Information now known or hereafter acquired by the either party from the other party shall be deemed a valuable, special and unique asset of the disclosing party that is received by the receiving party in confidence and as a fiduciary. For purposes of this Agreement, the following terms when used in this Agreement have the meanings set forth below:

     (a) "Confidential Information" means confidential data and confidential information relating to business of the disclosing party, which the receiving party became aware as a consequence of or through this Agreement and which the receiving party knows or has reason to know has value and is not generally known to third parties. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the disclosing party or its affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

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     (b) "Trade Secrets" means information of the disclosing party or its affiliates including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Neither party hereto shall make a disclosure of the existence or subject matter of this Agreement or the other party's information, without the prior written understanding of the other party.

     No rights are granted to KMA under any patents, trademarks, Trade Secrets, copyrights or other intellectual property owned or licensed by EC or its affiliates, except solely as are incidental to the services to be provided by KMA under this Agreement. Upon termination of this Agreement, each party shall return to the other party any Confidential Information disclosed or made available pursuant to this Agreement. The protections under this Section 6 shall survive any termination of the Agreement.

7. BOOKS AND RECORDS. All books, records, reports, writings, , presentations, business or strategic plans, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of EC (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the EC or otherwise coming into KMA's possession, shall be the exclusive property of EC and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of EC, except with the written permission of EC, and shall be returned immediately to EC on termination of the Agreement or on EC's request at any time.

8. INVENTIONS. KMA hereby assigns and agrees to assign to EC, its subsidiaries, successors and assigns, all intellectual property rights, in all countries of the world, in and to any invention, patent, trademark, copyright, Trade Secret, Confidential Information, ideas, business or strategic plan, practice, techniques, design, presentations and related materials and technology developed, authored, conceived, or reduced to practice solely by KMA or jointly with others during the term of the Agreement, which is related to EC's present or prospective business interests. KMA will, without charge to EC, but at its expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable, or convenient for securing and maintaining intellectual property rights in any and all countries and for vesting title thereto with EC, its successors, assigns, and legal representatives or nominees.

9. EXPORT LICENSE. KMA shall not export, directly or indirectly, any EC information or any products or materials utilizing any EC information to any country for which the U.S. Government or any agency thereof, requires an export license or other government approval at the time of export without first obtaining such license or approval and the written approval of EC. The parties shall comply with any and all federal, state and local laws, ordinances, statutes, rules, and regulations, applicable to this Agreement, including but not limited to, applicable security regulations.

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10. ILLEGAL PAYMENTS. Neither of the parties will, in connection with this
Agreement or its performance, directly or indirectly pay, offer or promise to pay, or authorize the payment of, money or any thing of value, to any official, or to any person while knowing or having reason to know that all or a portion of the payment will be offered, given or promised, directly or indirectly, to an official, for the purpose of: (i) influencing any act or decision of the official in his or her official capacity; (ii) inducing the official to do or omit any act in violation of his or her lawful duty; (iii) obtaining any improper advantage; or (iv) inducing an official to use his or her influence improperly to affect or influence any act or decision. The term "official" means
(a) any officer or employee of a foreign government, a public international organization or any department or agency thereof; (b) any person acting in an official capacity; (c) any foreign political party or party official, or any candidate for foreign political office. KMA agrees to notify EC immediately of any extortive solicitation, demand or other request for anything of value, by or on behalf of any official or agent thereof and directed to itself or to EC. If KMA violates any provision of this paragraph, this Agreement shall be immediately terminated for good cause.

11. CHOICE OF LAWS. This Agreement shall be governed by, and construed in accordance with, the laws of the District of Columbia applicable to agreements made and to be performed entirely within jurisdiction.

12. AMENDMENTS. This Agreement may not be modified or waived, in whole or in part, except in a writing signed by the parties. KMA may not sell, assign, transfer or delegate any rights, interests or obligations hereunder without EC's prior written approval. Each party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this agreement.

If the above correctly sets forth the terms of our understanding, please sign and return it to our offices.

                                                     Sincerely,

                                                     Nelson W. Cunningham
                                                     Managing Partner
AGREED AND ACCEPTED:

Ecology Coating, Inc.
d/b/a Ecology Coatings

By: /s/ Richard D. Stromback
    -----------------------------------
    Richard D. Stromback
    CEO and President


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                                  ATTACHMENT A
                                   SUCCESS FEE

1. EC shall pay KMA a Success Fee as follows:

     (a) If EC collects royalties or license fees from a third party (whether payable over time or as a lump sum) (the "Royalties"), whose relationship with EC is the direct result of KMA's material efforts under the Agreement, the Success Fee shall be equal to two percent (2%) of the Royalties actually received by EC for the term of the applicable royalty agreement between EC and such third party, but not to exceed forty-eight months (48) months from the effective date of such royalty agreement. The amount of any Royalties on which the Success Fee is based shall be net of any duties or taxes paid by EC on such amounts, including without limitation, withholding taxes, VAT, sales or excise taxes.

     (b) If KMA's material efforts under the Agreement directly result in a joint venture, joint development agreement or other business arrangement (collectively referred to as the "Joint Venture") with a third party, under or as a result of which EC sells products to end users, EC shall pay KMA a Success Fee calculated as follows: two percent (2%) of the Net Sales actually received by EC upon sale of such products for the term of the Joint Venture, but not to exceed forty-eight (48) months from the effective date of the Joint Venture. "Net Sales" on which the Success Fee is based shall not include (i) any duties or taxes paid by EC on such amounts, including without limitation withholding taxes, VAT, sales or excise taxes or customs duties; (ii) any discounts, transportation charges, insurance, returns, trade-in allowances, special packaging additions and other similar items; (iii) fees received by EC for services; or (iv) amounts collected by EC for products where a material amount of the technology incorporated into the products is not derived from the Applicable Technology. "Applicable Technology" shall mean EC's or jointly-developed technology, or technology owned by a joint venture in which EC is part-owner.

2. The Success Fee shall be paid to KMA in United States Dollars on the 15th day of each month, in arrears, for Royalties or Net Sales collected by EC during the previous month.

3. In the case of Net Sales or Royalties received by EC in a currency other than United States Dollars, these will be converted at the exchange rate of the telegraphic transfer bought (TTB) of Citibank as of the close of business on the date of EC's receipt of such funds, prior to calculating the Success Fee due to KMA.

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